BEFORE THE

                       NORTH CAROLINA UTILITIES COMMISSION

                             DOCKET NO. G-5, SUB 400


Application of SCANA Corporation and Public  )
Service Company of North Carolina, Inc. for  )
Authorization under General Statute Sections )
62-111 and 62-161 to Exchange and Redeem     )    APPLICATION OF SCANA
Securities in Connection with a Business     )    CORPORATION AND
Combination Transaction                      )    PUBLIC SERVICE COMPANY
                                             )    OF NORTH CAROLINA, INC.
                                             )


     SCANA Corporation, a South Carolina corporation ("SCANA", or "Applicant"), and Public Service Company of North Carolina, Incorporated ("PSNC" or "Applicant"), a North Carolina Corporation, hereby request approval under North Carolina General Statutes (N.C.G.S.) ss.ss. 62-111 and 62-161, and North Carolina Utilities Commission ("the Commission") Rule R1-16 to enter into a business combination transaction and the exchange or redemption of securities in connection therewith pursuant to the Agreement and Plan of Merger ("Merger Agreement") attached hereto as Exhibit A. In support of this application, SCANA and PSNC respectfully show the Commission the following:

     1. The names and post office addresses of the Applicants are as follows:

        SCANA, Inc.
        1426 Main Street
        Columbia, South Carolina  29201

        Public Service Company of North Carolina, Incorporated
        400 Cox Road
        Gastonia, North Carolina  28054

     2. The names and addresses of the individuals who are authorized to receive notices and communications with respect to this application are as follows:

        Sarena D. Burch
        Associate General Counsel
        SCANA Corporation
        1426 Main Street
        Columbia, South Carolina  29201

        Boyce Morrow
        Vice-President - External Affairs
        Public Service of North Carolina, Inc.
        400 Cox Road
        Gastonia, NC  28054

        Allyson K. Duncan
        Kilpatrick Stockton
        4101 Lake Boone Trail
        Raleigh, North Carolina  27607

     3. SCANA is a corporation duly organized and existing under the laws of the State of South Carolina. Its public utility operations in that State are subject to the jurisdiction of the South Carolina Public Service Commission. SCANA is an energy-based holding company whose businesses include regulated electric and natural gas utility operations, telecommunications and other non-regulated energy-related businesses. SCANA's subsidiaries serve approximately 517,000 electric customers in South Carolina, and more than 420,000 natural gas customers in South Carolina and Georgia. SCANA also has significant investments in telecommunications companies that have more than 350,000 customers throughout the Southeast. For the twelve months ended December 31, 1998, SCANA had operating revenues of approximately $1.6 billion. Consolidated earnings for 1998 were $223 million. SCANA has approximately 4,700 employees.

     4. As of December 31, 1998, SCANA's authorized common stock was 150,000,000 shares, and 103,572,623 shares were issued and outstanding.

     5. SCANA's long-term debt as of December 31, 1998 was $173 billion (including current maturities). To fund the cash portion of the consideration to be paid to SCANA and PSNC shareholders, SCANA intends to borrow approximately $700 million.

     6. PSNC is a public utility under the laws of the State of North Carolina engaged primarily in the business of transporting, distributing and selling natural gas to approximately 340,000 customers in the state. In connection with its natural gas distribution business, PSNC promotes, sells and installs both new and replacement cooking, water heating, laundry, space heating, cooling and humidity control natural gas appliances and equipment. Through a non-regulated subsidiary, PSNC provides conversion and maintenance services for natural gas-fueled vehicles in selected cities in and beyond its franchised territory. Through a subsidiary and a multi-state joint venture, PSNC also participates in non-regulated businesses such as natural gas brokering and supply services. The company has approximately 1,000 employees.

     7. PSNC's authorized capital stock consists entirely of common stock. The number of shares of common stock authorized is 30,000,000. The number of shares issued and outstanding as of March 31, 1999 was 20,567,823.

     8. PSNC's existing long-term debt as of March 31, 1999 amounted to $164,000,000 (including current maturities). PSNC's capital structure is 60% equity, 40% debt. Total revenues for the twelve months ended March 31, 1999 were $294,000,000. Total assets as of March 31, 1999 were $638,000,000.

     9. SCANA and PSNC have agreed to a two-step merger transaction. In the first step, a wholly owned subsidiary of SCANA formed for the purpose of this merger will be merged with and into SCANA, and SCANA will survive. In the second step, PSNC will be merged with and into another wholly owned subsidiary of SCANA, and the SCANA subsidiary will survive.

Depending on the outcome of certain regulatory proceedings, PSNC may be merged into a special purpose subsidiary of SCANA formed for the purposes of the merger, or into South Carolina Electric and Gas Company, SCANA's existing gas and electric utility subsidiary. Following the receipt of all required state and federal regulatory and other approvals, as a result of these mergers, PSNC will become either a direct subsidiary of SCANA or a division of South Carolina Electric and Gas. The combination of SCANA and PSNC will create a company with a total market capitalization, including debt and preferred stock, of approximately $6 billion, and annual revenues, based on 1998 results for the two companies, of approximately $2 billion.

     10. Shareholders of both SCANA and PSNC will have the option of electing either cash or SCANA common stock or a combination of both in return for their shares, subject to certain limitations. In exchange for each share of PSNC common stock, PSNC shareholders will be given the option of receiving either (i) $33 in cash, subject to the limitation that a maximum of 50% of the aggregate consideration to be paid to PSNC shareholders may be paid in cash or (ii) shares of SCANA common stock based on an exchange ratio designed to give PSNC shareholders SCANA common stock with a market value of approximately $33 for each share of PSNC common stock, subject to certain restrictions.

     11. SCANA shareholders will have the option of electing either $30 in cash or 1.0 share of SCANA common stock for each share of SCANA common stock held, subject to the requirement that SCANA will pay a maximum of $700 million in cash in the aggregate as consideration if both mergers are approved. PSNC shareholders will have the right of first refusal to receive cash from this pool, subject to the above-mentioned 50% limitation of total PSNC consideration.

     12. The transaction is expected to be tax-free to SCANA and PSNC shareholders to the extent they receive SCANA common stock and any cash received is expected to be taxed as capital gains.

     13. PSNC's debt will remain the obligation of PSNC.

     14. The merger will not adversely affect PSNC's provision of adequate service to the public at just and reasonable rates. In fact, it will enhance PSNC's ability to better serve its existing customers, and expand service to new ones, by maximizing available shared resources, capitalizing on the best practices of both companies, and providing new products and services to PSNC's service area and beyond in North Carolina.

     15. The purpose of the merger is to produce a stronger and more diverse company that is better able to respond to, and capitalize on, increasing competitive pressures brought on by the dramatic structural changes taking place in the electric and natural gas industries for the benefit of current and future customers. The merger will unite two companies which share a common mission, vision and values that are focused on competitive prices, the highest quality of customer satisfaction and the expansion of natural gas service. The combination will provide PSNC with the critical mass it needs to facilitate significant growth opportunities, in both the faster growing markets of North Carolina, and in unserved and under-served areas as well.

     16. The merger is not expected to have any immediate effect on the way customers do business with either company, although improvements in customer service are anticipated. Further, although some consolidation of functions and operations may occur, the parties anticipate minimal workforce reductions as a result of the merger. PSNC has already undertaken streamlining efforts as a part of its recent Plan 2001 initiative. And in the long term, it is anticipated that the merger will generate more job opportunities in North Carolina and elsewhere due to growth in operations, customer base, and new business opportunities that will result from the competition for energy services. Further, the express commitment on the part of both applicants to expand natural gas service in North Carolina that is part of the motivation for the merger should have the same effect. All union contracts will be honored.

     17. The business combination transaction described herein will not adversely affect PSNC's retail gas operations or customers. To the contrary, the transaction will combine the financial strengths of, the two companies and will ultimately benefit PSNC's customers by providing PSNC with greater business risk diversification, a broader asset base, and enhanced customer service opportunities through additional related products and services. Further, the North Carolina public utility laws provide the Commission with more than adequate authority to assure that the merger will have no adverse impact on PSNC's North Carolina retail customers, the service PSNC supplies or the rates it charges.

     18. For the reasons set forth above, the merger described above is justified by the public convenience and necessity.

     19. The purposes of the treatment of securities as described herein are lawful objects within the corporate purposes of PSNC and within the limits of authority set forth in its Articles of Incorporation, as amended, which are on file with the Commission. For the reasons set forth above, the treatment of such securities will be compatible with the public interest, will be necessary and appropriate for, and consistent with, the proper performance by PSNC of its service to the public as a utility, will not impair its ability to perform that service, and will be reasonably necessary and appropriate for such purpose.

     20. The Applicants will file the final proxy statement describing the transaction when it is filed with the Securities and Exchange Commission.

     21. Exhibits in support of this application include:

         Exhibit A: The Agreement and Plan of Merger

         Exhibit B: SCANA Corporation Pro Forma Combined Condensed Balance Sheet
                    as of December 31, 1998

         Exhibit C  PSNC Balance Sheet for the period ended March 31, 1999

         Exhibit D  SCANA Corporation Pro Forma Combined Condensed  Statement of
                    Income as of December 31, 1998

         Exhibit E  PSNC Statement of Income for the period ended March 31, 1999

         Exhibit F  PSNC Statement of Cash Flows for the Period ended March 31,

         Exhibit G  SCANA Corporation 1998 Annual Report

         Exhibit H  PSNC Corporation 1998 Annual Report

         Exhibit I  Flow Chart of Merger Transactions

     Wherefore, SCANA and PSNC respectfully pray that the business combination transaction described above and the issuance and assumption of securities as described be authorized and approved as expeditiously as possible.

     Respectfully submitted, this 3rd day of May, 1999.


				/s/ Allyson K. Duncan
                                ----------------------------------
                                Allyson K. Duncan
                                Counsel
                                Kilpatrick Stockton
                                4101 Lake Boone Trail
                                Raleigh, North Carolina
                                919/420-1809

STATE OF SOUTH CAROLINA  )
                         )
COUNTY OF RICHLAND       )

     WILLIAM B. TIMMERMAN, being first duly sworn, deposes and says:

     That he is Chairman, President and Chief Executive Officer of SCANA Corporation; that he has read the foregoing application and knows the contents thereof; that the same is true except as to the matters stated therein on information and belief, and as to those matters, he believes them to be true.



					  /s/ William B. Timmerman
                                          -----------------------------
                                          William B. Timmerman

Sworn to and subscribed before me
this 3rd day of May, 1999.


---------------------------------
Notary Public for South Carolina
My commission expires: -----------------

STATE OF NORTH CAROLINA

COUNTY OF GASTON

     CHARLES E. ZEIGLER, JR., being first duly sworn, deposes and says,

     That he is Chairman, President and Chief Executive Officer of Public Service Company of North Carolina, Inc.; that he has read the foregoing Application and knows the contents thereof, that the same is true except as to the matters stated therein on information and belief, and as to those matters, he believes them to be true.


					  /s/ Charles E. Zeigler
                                          -----------------------------
                                          Charles E. Zeigler



Sworn to and subscribed before me this
3rd day of May, 1999.



-----------------------------
Notary Public



My Commission expires:--------




(SEAL)